Exhibit 10.8

AMENDMENT

TO RETENTION AGREEMENT

This Amendment to Retention Agreement (this “Amendment”) dated and effective as of June 20, 2012 is entered into by and between WESTWAY TERMINAL COMPANY LLC, a Delaware limited liability company with headquarters in New Orleans, Louisiana (the “Company”), and EUGENE MCCLAIN (“Employee”).

WHEREAS, the Company employs the Employee in the position of President;

WHEREAS, the Company and Employee entered into that Retention Agreement dated as of January 12, 2012 (the “Retention Agreement”), in order to provide an inducement for the Employee to remain with the Company in the event of a Change in Control (as defined in the Retention Agreement); and,

WHEREAS, the Company and the Employee wish to amend the terms of the Company’s retention promises to the Employee in the manner provided hereinbelow.

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein and in the Retention Agreement, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1. Amendment of Section 4 to Retention Agreement. Section 4 of the Retention Agreement (Payment on Change in Control) is hereby amended and restated in its entirety to read as follows:

If a Change in Control occurs, Employee shall receive a retention bonus equal to Three Hundred Thirty-Seven Thousand, Five Hundred Dollars ($337,500.00) (the “Retention Bonus”), subject to continued employment with the Company or its successor as hereinafter provided. Subject to the following provisions, the Retention Bonus will be paid in two (2) installments: (i) the first Retention Bonus installment in the amount of $112,500.00 will be paid simultaneously with the closing of the transaction by which the Change of Control occurs; and (ii) the second Retention Bonus installment in the amount of $225,000.00 on the six (6) month anniversary of the closing of the transaction by which the Change of Control occurs.

In order to receive each Retention Bonus installment, (a) Employee must either be employed by Company or its successor at the time such installment is due or otherwise qualify to receive such installment pursuant to Sections 6, 7, or 8 hereof; and (b) Employee will be required to sign and deliver a Settlement Agreement and Release of the Company (a “Release”). Each Retention Bonus installment shall be paid to Employee within 10 business days following the expiration of the revocation period applicable to the Release consistent with applicable state and Federal law. For the avoidance of doubt, Company will not be obligated to pay more than one full Retention Bonus to the Employee, even if more than one Change in Control occurs.

2. Amendment. Except as amended by this instrument, the Retention Agreement shall remain unmodified and in full force and effect. From and after the date hereof, references to the Retention Agreement or this Amendment and words of similar import shall mean the Retention Agreement as hereby amended.

3. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Retention Agreement.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. For purposes of this Amendment, a signature counterpart transmitted via facsimile or telecopy shall be deemed as an original.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first stated above.

Company:

WESTWAY TERMINAL COMPANY LLC.

By:	/s/ James B. Jenkins

Employee:

/s/ Eugene McClain
Eugene McClain